                                                         Rule 424(b)(3)
                                                         Registration Statement
                                                         No. 333-45671
                                                         ----------------------


PROSPECTUS

                                 100,000 SHARES

                             THE GORMAN-RUPP COMPANY

                                     ______

                                  Common Shares

                               (Without Par Value)
                                     ______

                  The securities offered hereby are presently outstanding Common Shares, without par value ("Common Shares"), of The Gorman-Rupp Company (the "Company"), and may be sold from time to time by a certain shareholder of the Company acting as a principal for its own account. (See "Selling Shareholder"). The Company will receive none of the proceeds from the offering.

                  The Common Shares are registered with, and listed on, the American Stock Exchange. On February 27, 1998, the closing sales price of Common Shares as reported on the American Stock Exchange was $19.6250 per share.

                  Sales of Common Shares may be effected from time to time in negotiated transactions or on the American Stock Exchange at prevailing market prices. The Selling Shareholder may offer Common Shares to purchasers directly or to or through broker-dealers which may act as principals or agents. The Company has been advised by the Selling Shareholder that no underwriter will be involved with the offer and sale of Common Shares hereby. (See "Plan of Distribution").

                                     ______

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
               THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                     ______

                 The date of this Prospectus is March 2, 1998.


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                                                                               2




                              AVAILABLE INFORMATION
                              ---------------------

                  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Commission's Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material and other information pertaining to the Company may be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, the national securities exchange on which Common Shares are listed and traded. The Company is also subject to the electronic filing requirements of the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
                -------------------------------------------------

                  The following documents filed with the Commission hereby are incorporated by reference into this Prospectus:

                  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed pursuant to Section 13(a) of the Exchange Act.

                  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997 filed pursuant to
Section 13(a) of the Exchange Act, and all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above.

                  3. The description of Common Shares contained in documents filed pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus.

                  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus or any registration statement containing this Prospectus (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be directed to Robert E. Kirkendall, Corporate Secretary of the Company, at 305 Bowman Street, Mansfield, Ohio 44903, or by telephone at (419) 755-1011.

                                   THE COMPANY
                                   -----------

                  The Company is an Ohio corporation primarily engaged in the design, development, production and sale of pumps, sewage pumping stations and motive-powered pump units for use in construction, industrial, petroleum, agricultural, water and waste water, original equipment, fire, military and other liquid-handling applications.

                  The Company's principal executive offices are located at 305 Bowman Street, Mansfield, Ohio 44903. Its main telephone number is (419) 755-1011.

                               SELLING SHAREHOLDER
                               -------------------

                  All Common Shares being offered for sale hereby are registered with, and listed on, the American Stock Exchange and are the property of the James C. Gorman, Sr. Trust (the "JCG Trust"). Bank One Trust Company, N.A., Mansfield, Ohio (28 Park Avenue West, Mansfield, Ohio 44902), as trustee of the JCG Trust (the "Selling Shareholder"), is the holder of record (as of February 1, 1998) of 137,503 Common Shares, approximately 1.60% of Common Shares outstanding. The Selling Shareholder plans to offer and sell hereby not in excess of 100,000 Common Shares in the three years (unless extended) immediately following the date of this Prospectus. (In accordance with Rule 416(a) promulgated under the Securities Act of 1933, the number of Common Shares being offered hereunder may be increased from time to time to that number of Common Shares resulting from a stock split, stock dividend or similar transaction applicable to the currently offered number of Common Shares.) On February 27, 1998, the closing sales price of Common Shares as reported on the American Stock Exchange was $19.6250 per share.

                  The JCG Trust was created by agreement dated December 29, 1952 by James C. Gorman, Sr. (now deceased) for the benefit of his daughter, Jean Gorman Bates, and her sons, Thomas Barnes Bates and Robert Sexton Bates (now deceased). James C. Gorman, Chairman and a Director of the Company, and the son of James C. Gorman, Sr., is the brother of Mrs. Bates and the uncle of her surviving son. Jeffrey S. Gorman, Senior Vice President, General Manager of the Mansfield Division and a Director of the Company, and a grandson of James C. Gorman, Sr., is a nephew of Mrs. Bates and a cousin of her surviving son.

                   The Selling Shareholder and its affiliates, in several fiduciary capacities (including as trustee of the JCG Trust), beneficially own (in accordance with the Rule 13d-3 of the Commission) an aggregate of 773,824 Common Shares (as of February 1, 1998), or approximately 8.99% of Common Shares outstanding. Of this total, 475,317 Common Shares are held in trusts in which members of the Gorman family have beneficial interests, and James C. Gorman serves as a co-trustee with the Selling Shareholder in respect of 73,810 of such Common Shares.

                  Except as disclosed above and under the caption "Plan of Distribution" below, there are no material relationships among the Company, the Selling Shareholder, or the JCG Trust and its beneficiaries.

                  Common Shares continue to constitute a significant portion of the assets of the JCG Trust. The Selling Shareholder is offering to sell certain Common Shares hereby in order to diversify further the portfolio of the JCG Trust. Assuming that all 100,000 Common Shares offered hereby are sold, the Selling Shareholder will then hold 37,503 Common Shares of record in the JCG Trust, approximately .44% of Common Shares outstanding.

                                      Held of Record                                  Held of Record
                                    Prior to Offering*                                After Offering**
                                    ------------------                                ----------------

                                                   Approximate                                          Approximate
                                                   Percent                                              Percent
                              Number               of Common                       Number               of Common
Selling                       of Common            Shares                          of Common            Shares
Shareholder                   Shares               Outstanding                     Shares               Outstanding
-----------                   ------               -----------                     ------               -----------
Bank One Trust
Company, N.A.,
Mansfield, Ohio, as
trustee of
the JCG Trust ......           137,503              1.60%                           37,503               .44%

_________

*As of February 1, 1998.
**Assumes all Common Shares offered hereby will be sold.

                              PLAN OF DISTRIBUTION
                              --------------------

                  Common Shares offered hereby are being sold by the Selling Shareholder acting as a principal for its own account. The Company will receive none of the proceeds from the offering.

                  The sale of Common Shares may be effected from time to time in negotiated transactions or on the American Stock Exchange at prevailing market prices. Sales may be consummated by the Selling Shareholder to purchasers directly pursuant to Rule 144 promulgated under the Securities Act of 1933 or otherwise, or to or through broker-dealers which may act as principals or agents.

                  The Company has been advised by the Selling Shareholder that no underwriter will be involved with the offer and sale of Common Shares hereby and that any broker-dealers engaged by the Selling Shareholder will receive not in excess of the usual and customary distributors' or sellers' commission. The Selling Shareholder and any broker-dealers that participate in the distribution of Common Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions paid or any discounts or concessions allowed to them and, if any such broker-dealers purchase Common Shares as principal, any profit on the resale of Common Shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                  The Selling Shareholder has executed and delivered a Distribution Agreement dated as of December 1, 1997 (the "Distribution Agreement") which governs the offer and sale of Common Shares offered hereby. The other parties to the Distribution Agreement include the Company and Bank One Trust Company, N.A., Columbus, Ohio (as trustee of The Gorman-Rupp Company Individual Profit Sharing Retirement Plan). The Selling Shareholder is an affiliate of Bank One Trust Company, N.A., Columbus, Ohio. The Company also utilizes various commercial banking services of an affiliate of the Selling Shareholder.

                  Pursuant to the Distribution Agreement, the Selling Shareholder is obligated to sell up to 33,333 Common Shares per year (for a three-year period, unless extended, beginning on the date of this Prospectus) to the Company's foregoing employee benefit plan (the "Plan") whenever requested by the fiduciary of the Plan. The fiduciary is obligated, except as otherwise required under applicable law, to attempt to purchase Common Shares as needed from the Selling Shareholder before acquiring Common Shares from any other source.

                  The purchase price per Common Share will be a cash amount equal to the average of the mean between the high and low sales prices of Common Shares on the American Stock Exchange on the nearest trading dates before and after the date of sale. No brokerage fee or commission will be paid by or to any party in connection with such sales. To the extent that the fiduciary of the Plan does not purchase or reserve the right to purchase 33,333 Common Shares in any year covered by the Distribution Agreement, the Selling Shareholder will have the option to sell to any person or entity, during a one-month window period at the end of each year, any Common Shares offered hereby which remain in the allotment for that year. The Selling Shareholder may also determine to allocate Common Shares from a subsequent year's allotment if no Shares are remaining for the current year and the fiduciary of the Plan requires Shares in excess of the current year's allotment.

                  Under the Distribution Agreement, the Company is obligated to use all reasonable efforts to effect and maintain the registration of Common Shares offered hereby during the term of the Distribution Agreement and, except for fees and disbursements of counsel for the Selling Shareholder and the fiduciary, the Company will pay for all costs and expenses incurred in respect of the Distribution Agreement and the registration and sale of Common Shares offered hereby. In addition, the Company will deliver copies of this Prospectus, and all amendments and supplements hereto, to the fiduciary, and it, in turn, will promptly furnish a copy to all participants in the Plan.

                  In certain situations, the Company and the Selling Shareholder have agreed to indemnify and hold the other (and their respective controlling persons) harmless from various liabilities, including liabilities arising out of violations of the federal securities laws. The Distribution Agreement may be terminated prior to the expiration of its term by the written agreement of the Company and the Selling Shareholder, or at the option of the Selling Shareholder upon the death of the income beneficiary of the JCG Trust. The Distribution Agreement may be amended by the unanimous written consent of all parties thereto.

                                  LEGAL OPINION
                                  -------------

                  The legality of Common Shares offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114.

                                     EXPERTS
                                     -------

                  The consolidated financial statements of The Gorman-Rupp Company for the year ended December 31, 1996 incorporated by reference and included in The Gorman-Rupp Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                * * * * * * * * *


                  No person has been authorized to give any information or make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any Common Shares offered hereby in any jurisdiction where such offer or solicitation would be unlawful.